June 22, 2000


J. Roger Faherty
C/O Directrix, Inc.
236 West 26th Street, Suite 12W
New York, New York 10001

Re: Employment Agreement effective as of March 15, 1999

Dear Mr. Faherty:

We refer to the Employment Agreement between Directrix, Inc. and you effective as of March 15, 1999 ("Employment Agreement"). All terms not otherwise defined herein shall have the same meaning as in the Employment Agreement. We also refer to the Option Agreement dated July 15, 2000 ("Original Option") which granted you an option to acquire 50,000 shares of Directrix Common Stock at an exercise price of $6.4375 per share and which provided for one third of the options to vest 6 months after grant, a second one-third to vest 12 months after grant and the final one-third to vest 18 months after grant.

         1. Salary Reduction. At our request, you have agreed to a temporary reduction in your Base Salary from $405,169 to $205,000 effective with the pay period beginning June 24, 2000 and through the end of our fiscal year ended March 31, 2001.

         2. Option Replacement. In consideration of your agreement to the reduction in your Base Salary provided for above, we will replace the Original Option previously granted to you with the attached Option Agreement ("New Option"). The New Option is the same as the Original Option except that the New Option provides for an exercise price of $4.00 per share and the New Option is fully vested. The Original Option is hereby cancelled.

If the foregoing correctly reflects you agreement with the matters provided for herein, please sign below.

We appreciate your support of Directrix.

Sincerely,
DIRECTRIX, INC.




By:_________________________________
   Donald J. McDonald, Jr.,
   President


AGREED TO:



____________________________________
J. Roger Faherty